Filed pursuant to Rule 433
Registration No. 333-151327
March 19, 2009
FINAL PRICING ANNOUNCEMENT (DATED MARCH 19, 2009)

Issuer:	Barrick Gold Corporation (“Barrick”)

Security:	6.950% Notes due 2019

Format:	SEC Registered — Registration Statement No. 333-151327

Principal Amount:	US$750,000,000

Maturity Date:	April 1, 2019

Interest Payment Dates:	April 1 and October 1 of each year, beginning October 1, 2009

Benchmark Treasury:	2.750% due February 15, 2019

Benchmark Treasury Yield:	2.538%

Spread to Benchmark Treasury:	T + 462.5 basis points

Yield to Maturity:	7.163%

Coupon:	6.950%

Price to Public:	98.493%

Redemption Make Whole:	At any time at the treasury rate plus 50 basis points

Expected Settlement Date:	March 24, 2009

CUSIP Number:	067901 AB4

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated J.P. Morgan Securities Inc. Citigroup Global Markets Inc.

Barrick has filed a registration statement (including a base prospectus, dated June 12, 2008, as supplemented by a preliminary prospectus supplement, dated March 19, 2009, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that Barrick has filed with the SEC for more complete information about Barrick and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barrick, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request such documents by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.
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